Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

February 12, 2013

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@generaldynamics.com

General Dynamics Announces Retirement of Gerard J. DeMuro

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that Gerard J. DeMuro, executive vice president of its Information Systems and Technology group, has informed the corporation of his intention to retire from his position on February 28 to pursue new professional opportunities. The companies that comprise the Information Systems and Technology group will report directly to Phebe N. Novakovic, General Dynamics’ chairman and chief executive officer, until a successor is named.

DeMuro joined General Dynamics through the acquisition of GTE Government Systems in 1999 and was appointed president of General Dynamics Communications Systems at that time. He became president of General Dynamics C4 Systems when that company was formed in January 2002, and was appointed executive vice president of the Information Systems and Technology group in 2003.

In announcing his retirement, Novakovic said, “Jerry DeMuro has made significant contributions to General Dynamics over the past 14 years that have enhanced shareholder value and deserve our recognition. We wish him continued success in his future pursuits.”

General Dynamics’ Information Systems and Technology group provides critical technologies, products and services that support a wide range of government and commercial communication, information sharing and security needs. The group consists of a three-part portfolio centered on secure mobile communication systems, information technology solutions and mission support services, and intelligence, surveillance and reconnaissance systems.

Headquartered in Falls Church, Virginia, General Dynamics employs approximately 92,200 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available at www.generaldynamics.com.

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